Contact Info:Arron K. Sutherland, President and CEO

Illinois Casualty Company

(309) 732-0105

arrons@ilcasco.com

225 20th Street, Rock Island, IL  61201

ICC Holdings, Inc. Reports 2017 Second Quarter and Six Month Results

FOR IMMEDIATE RELEASE: 07/31/2017

Rock Island, IL. – July 31, 2017 – ICC Holdings, Inc. (NASDAQ: ICCH) (the Company), parent company of Illinois Casualty Company, a regional, multi-line property and casualty insurance company focusing exclusively on the food and beverage industry, today reported results for the second quarter and six months ended June 30, 2017.

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2017 – FINANCIAL RESULTS

For the six months ended June 30, 2017, the Company reported net income of $614,000 or $0.19 per share, compared to $891,000 for the same period in 2016. Net loss totaled $235,000 or $0.07 per share for the second quarter ended June 30, 2017, compared to net income of $421,000 for the second quarter of 2016.

Direct premiums written grew by $20,000, or 0.1%, to $13,821,000 for the three months ended June 30, 2017 from $13,801,000 for the same period of 2016. For the six months ended June 30, 2017, direct premiums grew by $532,000, or 2.1%, to $26,410,000 from $25,878,000 for the same period of 2016. Net premiums earned grew by 1.5% and 3.4% for the second quarter and first six months of 2017.

For the six months ended June 30, 2017, the Company ceded $3,941,000 of earned premiums to reinsurers compared to $3,849,000 of earned premiums for the same period in 2016. For the second quarter of 2017, the Company ceded to reinsurers $1,938,000 of earned premiums, compared to $1,976,000 of earned premiums for the second quarter of 2016.

For the six months ended June 30, 2017, net realized investment gains increased by $250,000, or 181.2%, to $388,000 from $138,000 for the same period of 2016. These increases were a result of the Company liquidating assets to secure the funding used to purchase the ESOP shares in the first quarter of 2017. Net realized investment losses were $57,000 compared to net realized investment gains of $14,000 for the three months ended June 30, 2017 and 2016, respectively.

For the six months ended June 30, 2017, net investment income grew $391,000, or 50.8% to $1,161,000 from $770,000 for the same period of 2016. Net investment income increased by $267,000, or 63.3%, during the three months ended June 30, 2017, as compared to the same period of 2016. The growth in net investment income is primarily from the increase in available for sale securities.

Losses and settlement expenses increased by $907,000, or 7.2%, to $13,464,000 for the six months ended June 30, 2017, from $12,557,000 for the same period in 2016.    Losses and settlement expenses increased by $687,000, or 11.1%, to $6,864,000 for the three months ended June 30, 2017, from $6,177,000 for the same period in 2016. The increase in losses and settlement expenses for the second quarter ended June 30, 2017 is primarily due to an increase in fire losses and higher retention of property losses compared to the same period in 2016.

Policy acquisition costs are costs incurred to issue policies, which include commissions, premium taxes, underwriting reports, and underwriter compensation costs. The Company offsets the direct commissions it pays with ceded commissions it receives from reinsurers. Other operating expenses consist primarily of information technology costs, accounting and internal control salaries, as well as audit and legal expenses. Policy acquisitions costs and other operating expenses increased by $912,000, or 12.1%, to $8,455,000 for the six months ended June 30, 2017, from $7,543,000 for the same period in 2016. Policy acquisitions costs and other operating expenses increased by $709,000, or 17.7%, to $4,720,000 for the second quarter of 2017 from $4,011,000 for the same period in 2016. The increases in policy acquisition costs and other operating expenses during the three and six months ended June 30, 2017 are primarily driven by increases in the other operating expenses. This is due to additional costs associated with operating as a public company which did not occur in previous years.

Total assets increased by 22.1% from $122,160,000 at December 31, 2016 to $149,172,000 at June 30, 2017, principally as a result of our initial public offering completed during the first quarter of 2017.  Our investment portfolio, which consists of fixed maturity securities, common stocks, preferred stocks, and property held for investment, increased by 31.7% from $76,122,000 at December 31, 2016 to $100,231,000 at June 30, 2017, as a result of deploying the net proceeds from our completed initial public offering.

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2017 – FINANCIAL RATIOS

The Company’s loss and settlement expense ratio (defined as loss and settlement expenses divided by net premiums earned) was 64.1% and 62.5% in the second quarter and six months ended June 30, 2017, respectively, compared with 58.5% and 60.2% in the same periods of 2016, respectively.

The expense ratio (defined as the amortization of deferred policy acquisition costs and underwriting and administrative expenses divided by net premiums earned) was 44.1% and 39.2% in the second quarter and six months ended June 30, 2017, respectively, compared with 38.0% and 36.2% in the same periods of 2016, respectively.

The Company’s GAAP combined ratio (defined as the sum of the losses and settlement expense ratio and the expense ratio) was 108.2% and 101.7% in the second quarter and six months ended June 30, 2017, respectively, compared to 96.5% and 96.4% in the same periods of 2016, respectively.

MANAGEMENT COMMENTARY

“The Company faced a variety of challenges in the second quarter, which led to a net loss for the quarter.  Although top line growth was hindered by continued soft market conditions, ICC successfully began conducting business in both Kansas and Colorado in the second quarter. It is expected that as these markets build momentum, premium growth will improve in the second half of 2017. Plans continue for expansion into Michigan in early 2018.

“In terms of losses, the Company experienced an atypical influx of property losses, including increased storm activity. The Company continues to enhance its already robust loss control processes to further reduce this exposure and return to historical loss levels. The costs of operational and administrative changes to ensure compliance with the requirements of being publically traded were fully recognized in the second quarter, creating a negative impact on expense ratio.

“The continued development of new markets in Ohio, Kansas, and Colorado, combined with increased marketing efforts in established states, will bolster premium growth.  We remain confident that the Company’s experience in the core liquor liability line of business will continue to be consistent and profitable going forward. The Company’s focus on the underwriting discipline will continue to differentiate ICC in the markets we serve” stated Arron Sutherland, President and Chief Executive Officer.

EARNINGS CONFERENCE CALL

The Company will hold a conference call on Tuesday, August 15th, 2017, at 1:30 CT to discuss results for the second quarter and six months ended June 30, 2017.

Teleconference and Webcast:

Dial-in and webcast information for the call is 1-872-240-3212 and https://global.gotomeeting.com/join/718052477, access code 718-052-477.

ABOUT ICC HOLDINGS, INC.

ICC Holdings, Inc. is a vertically integrated company created to facilitate the growth, expansion and diversification of its subsidiaries in order to maximize value to its stakeholders.  The group of companies consolidated under ICC

Holdings, Inc. engages in diverse, yet complementary business activities, including property and casualty insurance, real estate, and information technology.

The Company’s common shares trade on the NASDAQ Capital Market under the ticker symbol “ICCH”. For more information about ICC Holdings, visit http://ir.iccholdingsinc.com.

FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue and profit growth, product and segment expansion, regulatory approval in connection with expansion, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission,“Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Information,” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. No undue reliance should be placed on any forward-looking statements.

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	As of
	June 30,	December 31,
	2017	2016
	(Unaudited)
Assets
Investments and cash:
Available for sale securities, at fair value
Fixed maturity securities (amortized cost - $81,233,167 at	$83,005,975	$64,134,023
6/30/2017 and $62,929,091 at 12/31/2016)
Common stocks¹ (cost - $9,823,126 at	10,590,764	6,982,547
6/30/2017 and $6,311,708 at 12/31/2016)
Preferred stocks (cost - $3,669,342 at	3,782,049	2,798,413
6/30/2017 and $2,925,434 at 12/31/2016)
Property held for investment, at cost, net of accumulated depreciation of	2,852,216	2,207,424
$83,872 at 6/30/2017 and $50,948 at 12/31/2016
Cash and cash equivalents	10,102,965	4,376,847
Total investments and cash	110,333,969	80,499,254
Accrued investment income	647,126	524,156
Premiums and reinsurance balances receivable, net of allowances for	17,841,248	17,479,487
uncollectible amounts of $50,000 at 6/30/2017 and 12/31/2016
Ceded unearned premiums	296,208	270,751
Reinsurance balances recoverable on unpaid losses and settlement expenses,	9,750,254	12,114,998
net of allowances for uncollectible amounts of $0 at 6/30/2017 and 12/31/2016
Federal income taxes	1,023,361	1,037,506
Deferred policy acquisition costs, net	4,302,888	4,162,927
Property and equipment, at cost, net of accumulated depreciation of	3,657,217	3,719,535
$4,571,613 at 6/30/2017 and $4,308,246 at 12/31/2016
Other assets	1,319,812	2,351,347
Total assets	$149,172,083	$122,159,961

Liabilities and Equity
Liabilities:
Unpaid losses and settlement expenses	$49,691,372	$52,817,254
Unearned premiums	25,800,387	24,777,712
Reinsurance balances payable	130,221	109,790
Corporate debt	4,991,138	3,786,950
Accrued expenses	3,181,956	4,827,042
Other liabilities	1,312,382	2,241,003
Total liabilities	85,107,456	88,559,751
Equity:
Common stock[2]	35,000	—
Additional paid-in capital	32,631,781	—
Accumulated other comprehensive earnings, net of tax	1,751,083	1,154,175
Retained earnings	33,059,956	32,446,035
Less: Unearned Employee Stock Ownership Plan shares at cost[3]	(3,413,193)	—
Total equity	64,064,627	33,600,210
Total liabilities and equity	$149,172,083	$122,159,961

1Common stock securities consist of exchange trade funds (ETF) made up primarily of Dividends Select and the S&P 500

2Par value $0.01; authorized: 2017 - 10,000,000 shares and 2016 - 0 shares; issued: 2017 - 3,500,000 and 2016 - 0 shares;

outstanding: 2017 - 3,151,946 and 2016 - 0 shares.

32017 - 348,054 shares and 2016 - 0 shares

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings

	For the Three-Months Ended
	Ended June 30,
	2017	2016
Net premiums earned	$10,710,758	$10,555,466
Net investment income	688,963	422,068
Net realized investment gains	(3)	13,970
Other-than-temporary impairment charges	(57,316)	—
Other income	64,722	17,536
Consolidated revenues	11,407,124	11,009,040
Losses and settlement expenses	6,864,258	6,177,420
Policy acquisition costs and other operating expenses	4,720,298	4,011,294
Interest expense on debt	57,229	50,275
General corporate expenses	128,905	106,582
Total expenses	11,770,690	10,345,571
(Loss) earnings before income taxes	(363,566)	663,469
Total income tax (benefit) expense	(128,443)	242,897
Net (loss) earnings	$(235,123)	$420,572

Other comprehensive earnings, net of tax	542,427	810,414
Comprehensive earnings	$307,304	$1,230,986

(Loss) earnings per share[1]:
Basic:
Basic net (loss) earnings per share	$ (0.07)	$ 0.13
Diluted:
Diluted net (loss) earnings per share	$ (0.07)	$ 0.13

Weighted average number of common shares outstanding[2]:
Basic	3,153,876	3,150,000
Diluted	3,153,876	3,150,000

1The unaudited pro forma earnings per share for the three months ended June 30, 2016 is provided as a basis for comparison of current period earnings.

2Weighted average number of common shares outstanding for the three months ended June 30, 2016 is based off of the resulting shares from the initial public offering that was completed in March 2017.

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings

	For the Six-Months Ended
	June 30,
	2017	2016
Net premiums earned	$21,548,864	$20,846,228
Net investment income	1,161,287	769,894
Net realized investment gains	444,778	138,218
Other-than-temporary impairment charges	(57,316)	—
Other income	148,980	75,861
Consolidated revenues	23,246,593	21,830,201
Losses and settlement expenses	13,463,642	12,556,916
Policy acquisition costs and other operating expenses	8,454,950	7,543,274
Interest expense on debt	109,539	91,622
General corporate expenses	268,120	199,471
Total expenses	22,296,251	20,391,283
Earnings before income taxes	950,342	1,438,918
Total income tax expense	336,421	548,350
Net earnings	$613,921	$890,568

Other comprehensive earnings (loss), net of tax	596,908	1,819,432
Comprehensive earnings	$1,210,829	$2,710,000

Earnings per share[1]:
Basic:
Basic net earnings per share	$ 0.19	$ 0.28
Diluted:
Diluted net earnings per share	$ 0.19	$ 0.28

Weighted average number of common shares outstanding[2]:
Basic	3,151,946	3,150,000
Diluted	3,151,946	3,150,000

1The unaudited pro forma earnings per share for the six months ended June 30, 2016 is provided as a basis for comparison of current period earnings.

2Weighted average number of common shares outstanding for the six months ended June 30, 2016 is based off of the resulting shares from the initial public offering that was completed in March 2017.